Exhibit 3.2

FORM OF CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZELTIQ AESTHETICS, INC.

ZELTIQ Aesthetics, Inc., (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the DGCL setting forth an amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:

That the Board of Directors of said Corporation duly adopted resolutions setting forth a proposed amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

THEREFORE, BE IT RESOLVED, that the Fourth Amended and Restated Certificate of Incorporation of the Corporation be amended by adding the following paragraphs after the first paragraph of Article FOURTH:

Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a reverse stock split of the Company’s Common Stock shall occur in which each 3.670069 shares of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action of the part of the holders thereof be combined into one share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock shall remain $0.001 per share. This reclassification shall apply to all shares of Common Stock. No fractional shares of Common Stock shall be issued upon the Reverse Stock Split or otherwise. In lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled upon the Reverse Stock Split, the Corporation shall pay cash equal to the then fair market value of the Common Stock as determined by the Board of Directors multiplied by such fraction, after aggregating all fractions of a share to which such stockholder would otherwise be entitled.

Each stock certificate that, immediately prior to the Reverse Stock Split, represented shares of Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split shall, from and after the Reverse Stock Split, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Reverse Stock Split into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Reverse Stock Split). Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment. Shares of Common Stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of Common Stock.

IN WITNESS WHEREOF, ZELTIQ Aesthetics, Inc. has caused this Certificate of Amendment to be signed by an authorized officer thereof, this      day of October, 2011.

ZELTIQ Aesthetics, Inc., a Delaware corporation

By:
Name:	Gordon E. Nye
Title:	President and Chief Executive Officer